EXHIBIT 10.1
PURCHASE AND SALE AGREEMENT
between
Alon Petroleum Pipe Line, LP
and
Sunoco Pipeline L.P.
February 13, 2006

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Other Definitional Provisions	10
1.3	Headings	10
1.4	Other Terms	10

ARTICLE II PURCHASE AND SALE OF ASSETS		10

2.1	Purchase and Sale	10
2.2	Title and Risk of Loss	11

ARTICLE III PURCHASE PRICE		12

3.1	Purchase Price	12
3.2	Effective Time	12
3.3	Allocation of Consideration	12

ARTICLE IV ASSUMED OBLIGATIONS; PRE-EFFECTIVE TIME LIABILITIES AND RETAINED LIABILITIES		12

4.1	Assumed Obligations	12
4.2	Pre-Effective Time and Retained Liabilities	13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		13

5.1	Organization, Good Standing, and Authority	13
5.2	Enforceability	13
5.3	No Conflicts	13
5.4	Consents, Approvals, Authorizations and Governmental Regulations	14
5.5	Taxes	14
5.6	Litigation; Violations	15
5.7	Regulatory Status	15
5.8	No Proceedings	16
5.9	Contracts and Commitments	16
5.10	Title to and Condition of Assets	17
5.11	Sufficiency of Assets	17
5.12	Preferential Rights to Purchase	17
5.13	Broker’s or Finder’s Fees	17
5.14	Seller’s Employee Benefit Liabilities	18
5.15	Rights-of-Ways	18
5.16	Crude Oil	18
5.17	Assessments	18
5.18	Compliance with Property Instruments	18
5.19	Condemnation	19
5.20	Environmental Matters	19

i

5.21	Cathodic Protection; Nitrogen Purging	20
5.22	Pipeline Systems Integrity	20
5.23	Integrity Management Plan	20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		21

6.1	Organization, Good Standing, and Authorization	21
6.2	Enforceability	21
6.3	No Conflicts	21
6.4	Consents, Approvals, Authorizations and Governmental Regulations	21
6.5	Litigation	22
6.6	Sufficient Funds	22
6.7	Broker’s or Finder’s Fees	22

ARTICLE VII COVENANTS AND ACCESS		22

7.1	Conduct of Business	22
7.2	Access and Information	23
7.3	Buyer’s Indemnification for Access	23
7.4	Casualty Loss or Condemnation	23
7.5	Confidentiality	24
7.6	Names	24
7.7	Supplements to Exhibits and Schedules	24
7.8	Disclaimer Regarding Assets	25
7.9	HSR Act	25
7.10	Tariff Filings	25
7.11	Consents	26
7.12	Remediation Activities	26
7.13	Employees	27
7.14	COBRA	27
7.15	Damage to Assets	28
7.16	Non-Solicitation	28
7.17	Acquisition Proposals	28
7.18	Buyer’s Rights Regarding New Pipeline	29
7.19	Satisfaction of Conditions	30

ARTICLE VIII CONDITIONS TO CLOSING		30

8.1	Seller’s Conditions	30
8.2	Buyer’s Conditions	31

ARTICLE IX CLOSING		32

9.1	Time and Place of Closing	32
9.2	Deliveries at Closing	32

ARTICLE X TERMINATION		33

10.1	Termination at or Prior to Closing	33

10.2	Effect of Termination	34

ARTICLE XI INDEMNIFICATION		34

11.1	General Indemnification	34
11.2	Limitation on Damages; Survival of Representations	35
11.3	Notice of Asserted Liability; Opportunity to Defend	36
11.4	Exclusive Remedy	38
11.5	Negligence and Strict Liability Waiver	38
11.6	Exclusion of Materiality	38
11.7	Certain Seller Indemnification Matters	38

ARTICLE XII MISCELLANEOUS PROVISIONS		38

12.1	Expenses	38
12.2	Further Assurances	39
12.3	Buyer Cooperation After Closing	39
12.4	Seller Cooperation After Closing	39
12.5	Identification of Buyer’s Property	39
12.6	Apportionment of Taxes and Recording Fees	39
12.7	Assignment	40
12.8	Entire Agreement, Amendments and Waiver	40
12.9	Severability	41
12.10	Counterparts	41
12.11	Governing Law, Dispute Resolution and Arbitration	41
12.12	Notices and Addresses	44
12.13	Press Releases	44
12.14	Offset	45
12.15	No Partnership; Third Party Beneficiaries	45
12.16	Transfer of Records	45
12.17	Negotiated Transaction	45

EXHIBITS

A-1	Map of Pipeline Systems
A-2	Real Property Interests
A-3	Permits
A-4	Personal Property
A-5	Contract Rights
B	Excluded Assets
C	Form of Assignment of Easements
D	Form of Bill of Sale, Assignment and Assumption Agreement
E	Form of Seller Parent Guaranty
F	Form of Special Warranty Deed
G	Form of T&D Agreement

SCHEDULES

1.1	Scheduled Environmental Conditions
3.3	Purchase Price Allocation
5.4(a)	Consents, Approvals and Authorizations
5.4(c)	Post-Closing Consents
5.5	Taxes
5.6	Claims; Litigation; Violations
5.7	Regulatory Status
5.9(a)	Contracts
5.10(a)(1)	Real Property Interests
5.10(a)(2)	Material Assets
5.10(b)	Intellectual Property
5.10(c)(1)	Condition of Assets
5.10(c)(2)	MOPs of Amdel Pipeline and White Oil Pipeline
5.11	Sufficiency of Assets
5.15	Exception to Rights-of-Way
5.18	Compliance with Property Instruments
5.21	Cathodic Protection
5.22	Pipeline Systems Integrity
5.23	Integrity Management Plan
8.1(h)	Required Consents

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated February 13, 2006, is between Alon Petroleum Pipe Line, LP, a Delaware limited partnership (“Seller”), and Sunoco Pipeline L.P., a Texas limited partnership (“Buyer”). Buyer and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Agreement, certain crude oil pipelines and associated assets as are hereinafter described.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.
     “Acquisition Proposal” shall have the meaning given such term in Section 7.17.
     “Acquisition Proposal Notice” shall have the meaning given such term in Section 7.17.
     “Affiliate” shall mean, with respect to any Person, any other Person that (a) Owns or Controls the first Person, (b) is Owned by or Controlled by the first Person or (c) is under common Ownership or Control with the first Person.
     “Alon Refining” shall mean Alon USA Refining, Inc, an Affiliate of the Seller.
     “Amdel Pipeline” shall mean an approximate 503 mile bi-directional common carrier pipeline delivering crude oil from Nederland, Texas to Midland/Odessa, Texas. This pipeline consists of approximately 503 miles of 10-inch pipe, the route of which pipeline is more particularly depicted on the map attached hereto as Exhibit A-1.
     “Agreement” shall have the meaning given such term in the preface.
     “Arbitrable Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Legal Requirements or otherwise, or (d) seeking damages or any other relief, whether at law, in equity, or otherwise.
     “Arbitration Rules” shall have the meaning given such term in Section 12.11.

     “Assets” shall have the meaning given such term in Section 2.1
     “Assignment of Easements” shall mean the Assignment of Easements in substantially the form of Exhibit C.
     “Assumed Obligations” shall have the meaning given such term in Section 4.1.
     “Benefit Plan” shall mean any of the following that is sponsored, maintained or adopted by Seller, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Seller, or with respect to which Seller has any liability with respect to Seller’s ownership or operation of the Assets: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including a plan that provides retirement income or results in a deferral of income by employees for periods extending to their terminations of employment or beyond, a plan that provides medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment; and (b) any other employee benefit plan, program, agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, vacation policy, or other similar plan, program, agreement or arrangement.
     “Bill of Sale” shall mean the Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit D.
     “Business Day” shall mean any calendar day, other than Saturday and Sunday, on which federally insured commercial banks in Dallas, Texas are generally open for business and capable of sending and receiving wire transfers.
     “Buyer” shall have the meaning set forth in the preface.
     “Buyer Construction Option” has the meaning set forth in Section 7.18(b).
     “Buyer Group” shall have the meaning given such term in Section 7.12.
     “Buyer Indemnitees” shall have the meaning given such term in Section 11.1(b).
     “Buyer Refinery Easement” shall mean an easement or right of way granted to Buyer by Alon Refining on mutually acceptable terms with respect to the portion of the White Oil Pipeline and all appurtenances thereto that are located on or under real property owned by Alon Refining at or adjacent to the Refinery, which easement or right of way shall grant Buyer such access to such real property as is reasonably necessary for Buyer to own, operate and maintain such portion of the White Oil Pipeline and all appurtenances thereto that are located on such real property.
     “Buyer Shared Easement Right” shall mean a partial assignment of easements granted to Buyer by Seller with respect to the portion of the White Oil Pipeline that crosses the blanket easement described in Item 21 of Exhibit B.

     “Central Time” shall mean the current local time then in effect in Dallas, Texas.
     “Claim” shall mean any demand, demand letter, claim or notice of noncompliance or violation or Proceeding.
     “Claim Notice” shall have the meaning given such term in Section 11.2(b).
     “Closing” shall have the meaning given such term in Section 9.1.
     “Closing Date” shall have the meaning given such term in Section 9.1.
     “Code” shall have the meaning given such term in Section 3.3.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement between Buyer and Alon USA, Inc. dated February 4, 2005.
     “Construction Election Notice” has the meaning set forth in Section 7.18(b).
     “Construction Option Period” has the meaning set forth in Section 7.18(b).
     “Contracts” shall have the meaning given such term in Section 2.1(d).
     “Control” shall mean the power to direct the management or policies of a Person, whether through Ownership of voting securities, by contract or otherwise.
     “Conveyance Documents” means, collectively, (i) the Bill of Sale (ii) the Assignment of Easement with respect to the Buyer Shared Easement Right, (iii) the easement or right of way with respect to the Buyer Refinery Easement and (iv) each other Assignment of Easements and each Special Warranty Deed, in each case necessary to assign, transfer and convey the Assets to Buyer at the Closing.
     “DOJ” shall mean the Department of Justice of the federal government of the United States of America.
     “Effective Time” shall have the meaning given such term in Section 3.2.
     “Election Notice” shall have the meaning given such term in Section 7.17.
     “Environmental Laws” shall mean all Legal Requirements and rules of common law relating to pollution, protection, preservation or restoration of the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata) or natural resources or preservation or protection of human health or safety, including applicable Legal Requirements relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Substances, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials

Transportation Law, the Occupational Safety and Health Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws, in each case as in effect as of the Effective Time.
     “Environmental Matters” shall mean any matter, liability, circumstance, obligation, responsibility or concern (i) arising under Environmental Laws and (a) resulting from or attributable to actual, threatened, or alleged Releases of Hazardous Substances into ambient air, surface water, groundwater, land surface or subsurface strata, or (b) resulting from or attributable to exposures to Hazardous Substances, (ii) arising under Environmental Laws and resulting from or attributable to the manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Substances, or (iii) otherwise arising under or related to Environmental Laws including any Claim or other noncompliance therewith.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” shall mean all of the following:
     (a) copies (but not the originals) of all Records;
     (b) all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interest in the Assets with respect to any period of time prior to the Effective Time;
     (c) claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;
     (d) all work product of Seller’s attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney-client privilege; and
     (e) all rights, interests, assets and properties described in Exhibit B.
     “Exhibits” shall mean the exhibits attached to and made a part of this Agreement.
     “Expansion Project” shall mean the improvements to the Pipeline Systems that will be made by Buyer or its Affiliates pursuant to the T&D Agreement in order to expand the capacity of the Pipeline Systems to 40 MBD.
     “FCC” shall mean the Federal Communications Commission of the United States of America.
     “FERC” shall mean the Federal Energy Regulatory Commission of the United States of America.
     “FTC” shall mean the Federal Trade Commission of the United States of America.

     “Governmental Authorities” shall mean (i) the United States of America or any state or political subdivision thereof within the United States of America and (ii) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
     “Hazardous Substances” shall mean any substance that, whether by its nature or its use, is regulated or from which liability might arise under any applicable Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indemnified Party” or “Indemnitee” shall have the meaning given such term in Section 11.3(a).
     “Indemnifying Party” or “Indemnitor” shall have the meaning given such term in Section 11.3(a).
     “Intellectual Property” shall mean any and all technical information, trade secrets, shop rights, designs, plans, manuals, computer software (to the extent transferable at no cost to Seller), specifications and other proprietary and nonproprietary technology and data to the extent primarily used in connection with the operation of the Assets.
     “Knowledge” shall mean, with respect to Seller, the actual knowledge, after reasonable inquiry, of the following persons: Jeff Morris, Joseph Concienne, Randy Hillman, Timothy Munn, Mary Truitt, Shai Even, Joseph Israel and Harlin Dean.
     “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.
     “Lien” shall mean, except for the Permitted Encumbrances, any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.
     “Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses (including interest, awards, judgments, settlements, fines, costs of investigation and remediation, costs of supplemental environmental projects, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever).
     “MBD” means thousand barrels per day.
     “MOP” shall mean the maximum operating pressure for the operation of pipelines as determined by Title 49, Code of Federal Regulations, Part 195.406 (Maximum Operating Pressures).
     “Material Adverse Effect” shall mean a single event, occurrence or fact that, alone or together with all other events, occurrences or facts, could reasonably be expected to result in (i) a material loss to, or material diminution in value of, the Assets, taken as a whole, or other material adverse effect on the ownership, use or operation of the Assets, taken as a whole, or (ii) the prohibition or material delay or impairment of Seller’s ability to perform its obligations contemplated by this Agreement, excluding, in each case, (w) matters that are generally industry-wide developments or changes, (x) effects resulting from changes in Legal Requirements or general economic, regulatory or political conditions, (y) matters resulting from actions taken solely by Buyer or its Affiliates or (z) any matter contemplated by Section 7.4.
     “Material Damage or Condemnation” shall mean any (i) damage to any Asset for which the cost of repair, net of available insurance proceeds, exceeds $3 million or prevents or materially impairs Buyer’s ability to commence full operation of the Pipeline Systems for purposes of enabling Buyer to perform its obligations under the T&D Agreement by June 1, 2006, or (ii) condemnation which results in a taking of any Asset which has a replacement cost in excess of $3 million or prevents or materially impairs Buyer’s ability to commence full operation of the Pipeline Systems for purposes of enabling Buyer to perform its obligations under the T&D Agreement by June 1, 2006.
     “Negotiation Period” has the meaning set forth in Section 7.18(b).
     “New Pipeline” has the meaning set forth in Section 7.18(a).
     “New Pipeline Agreements” has the meaning set forth in Section 7.18(b).
     “Notice Period” shall have the meaning given such term in Section 11.3(c).
     “Organizational Documents” shall mean, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
     “Own or Ownership” shall mean ownership of fifty percent (50%) or more of the equity interests or rights of distribution on account of equity of a Person.
     “Parties” shall have the meaning given such term in the preface.

     “Party” shall have the meaning given such term in the preface.
     “Permits” shall have the meaning given such term in Section 2.1(b).
     “Permitted Encumbrances” shall mean the following:
          (i) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any of the documents creating or transferring the Real Property Interests or Permits (excluding any transfer by Seller other than to Buyer pursuant to this Agreement);
          (ii) the Contracts;
          (iii) liens for property taxes and assessments that are not yet due and payable (or that are being contested in good faith by Seller by appropriate legal proceedings listed on Schedule 5.5);
          (iv) mechanic’s, materialmen’s, repairmen’s and other statutory liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and (A) for which Seller is responsible for payment, or (B) for which Buyer has agreed to assume or pay pursuant to the terms hereof;
          (v) any obligations or duties affecting the Assets under any Permit or applicable laws and all rights reserved to or vested in any governmental body to control or regulate the Assets or the operation thereof in any manner;
          (vi) utility easements, restrictive covenants, defects and irregularities in title, encumbrances, exceptions and other matters that are of record that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets taken as a whole;
          (vii) any encroachments and protrusions and shortages in area that do not materially interfere with the use of the Assets;
          (viii) required third-party consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate parties for the sale contemplated hereby or, as to which the appropriate time for asserting such rights has expired as of the Effective Time without an exercise of such rights;
          (ix) Post-Closing Consents;
          (x) any easements, rights-of-way or encumbrances created pursuant to the terms of this Agreement; and
          (xi) all other encumbrances and exceptions that could not reasonably be expected to have a Material Adverse Effect.

     “Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association, including any that is a Governmental Authority.
     “Personal Property” shall have the meaning given such term in Section 2.1(c).
     “Pipeline Systems” shall mean, collectively, the Amdel Pipeline and the White Oil Pipeline.
     “Post-Closing Consents” shall mean consents or approvals from, or filings with, Governmental Authorities or other consents customarily obtained following the closing of a transaction similar to the transaction contemplated hereby, which are listed on Schedule 5.4(c).
     “Pre-Effective Time Liabilities” shall mean all liabilities, debts and obligations, for all periods of time prior to the Effective Time, whether known or unknown, now existing or hereafter arising, contingent or liquidated, as the same relate to the Assets. “Pre-Effective Time Liabilities” shall not include any liabilities, debts or obligations relating to or arising out of (a) the Retained Liabilities, (b) Environmental Matters or (c) the condition of any equipment or fixtures included in the Assets.
     “Pre-Existing Environmental Condition” shall mean: (a) the Scheduled Environmental Conditions; (b) any Environmental Matter, whether known or unknown, that arises out of or in connection with ownership or operation of the Assets by any Person at or prior to the Effective Time and that exists at (or, with respect to Hazardous Substances, are transported, stored, treated, disposed or arranged to be transported, stored, treated, or disposed, or Released at, on, under, to or from) any real properties other than the Real Property Interests; or (c) any other Environmental Matter, whether known or unknown, that involves or relates to the Assets and is in existence at or prior to the Effective Time.
     “Proceeding” shall mean any action, suit, claim, investigation, information request, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority.
     “Purchase Price” shall have the meaning given such term in Section 3.1.
     “Real Property Interests” shall have the meaning given such term in Section 2.1(a).
     “Records” shall have the meaning given such term in Section 2.1(e).
     “Refinery” means the Big Spring, Texas refinery owned by Alon Refining.
     “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
     “Remediate” or “Remediation” shall mean the removal, abatement, response, investigative, cleanup, and monitoring activities undertaken pursuant to Environmental Laws to address Pre-Existing Environmental Conditions, including excavation, landfarming, and installation, operation and maintenance of remediation systems.
     “Remediation Activities” shall mean those activities undertaken in order to Remediate any Pre-Existing Environmental Conditions pursuant to Environmental Laws.
     “Retained Liabilities” shall have the meaning given such term in Section 4.2.
     “RRC” means the Railroad Commission of Texas.
     “Scheduled Environmental Conditions” shall mean the Environmental Matters listed on Schedule 1.1 hereto.
     “Schedules” shall mean the schedules attached to and made a part of this Agreement.
     “Seller” shall have the meaning given such term in the preface.
     “Seller Group” shall have the meaning given such term in Section 7.3.
     “Seller Indemnitees” shall have the meaning given such term in Section 11.1(a).
     “Seller Parent” shall mean Alon USA Energy, Inc., an Affiliate of Seller.
     “Seller Parent Guaranty” shall mean the Guaranty of Seller Parent in favor of Buyer in substantially the form of Exhibit E.
     “Special Warranty Deed” shall mean the Special Warranty Deed in substantially the form of Exhibit F.
     “T&D Agreement” shall mean the agreement among Alon USA, LP, an Affiliate of Seller, and Buyer relating to certain crude oil volumes, the transportation of which will be through the Pipeline Systems, the Expansion Project and the Tariff Filings, which agreement is substantially in the form of Exhibit G hereto.
     “Tariff Filings” shall have the meaning given such term in Section 7.10.
     “Tax” or “Taxes” shall mean any Governmental Authority income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
     “Tax Consideration” shall have the meaning given such term in Section 3.3.
     “Tax Return” shall mean any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
     “Third Party” shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.

     “Third Party Claim” shall have the meaning given such term in Section 11.3(c).
     “Transaction Documents” shall mean the T&D Agreement, the Conveyance Documents, the Seller Parent Guaranty and any other document related to the sale, transfer, assignment or conveyance of the Assets to be delivered at Closing.
     “Transfer Taxes” shall have the meaning given such term in Section 12.6(b).
     “White Oil Pipeline” shall mean an approximate 25 mile common carrier pipeline delivering crude oil from the Amdel Pipeline to Seller’s Big Spring refinery. This pipeline consists of approximately 25 miles of 10-inch pipe, the route of which pipeline is more particularly depicted on the map attached hereto as Exhibit A-1.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (i) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (ii) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (iii) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural and (iv) the word “including” means “including, without limitation.”
     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, but effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase and acquire from Seller for the Purchase Price, the Assets. Buyer shall have the right to direct Seller to assign the Assets to an Affiliate of Buyer at the Closing pursuant to the Assignment; provided, however, that notwithstanding any such Assignment, Buyer shall remain liable for all of the obligations as the purchaser of the Assets hereunder and shall remain a party to the T&D Agreement. The term “Assets” shall mean all of Seller’s right, title and interest in the following properties and interests described in subsections (a) through (f) below, less and except the Excluded Assets:
     (a) Real Property. All fee property, rights-of-way, easements, surface use agreements, licenses, leases, permits (including right-of-way permits from railroads and road crossing permits or other rights-of-way permits from Governmental Authorities and including the Buyer Shared Easement Rights and the Buyer Refinery Easement) and rights under condemnation judgments described on Exhibit A-2 and all other right, title and interest of Seller in and to real property by, through and under which the Pipeline Systems are operated and which are necessary for, or used or held for use primarily in connection with, the ownership, use, operation or maintenance of the Pipeline Systems (collectively, the “Real Property Interests”), and all right, title and interest of Seller in and to any fixtures, buildings and improvements located on such Real Property Interests.
     (b) Permits. All of Seller’s right, title and interest in and to all assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, exemptions, variances, concessions, warrants, franchises and similar rights and privileges which are necessary for, or used or held for use primarily in connection with, the ownership, use, operation or maintenance of the Pipeline Systems (collectively, the “Permits”), including those Permits more particularly described on Exhibit A-3.
     (c) Personal Property. All personal property of every kind and nature described on Exhibit A-4 and all other right, title and interest of Seller in and to all personal property of every kind and nature, whether tangible or intangible, that is necessary for or used or held for use primarily in connection with, the ownership, use, operation or maintenance of the Pipeline Systems (collectively, the “Personal Property”).
     (d) Contract Rights. All of Seller’s right, title and interest in and to the contracts described on Exhibit A-5 (collectively, the “Contracts”).
     (e) Books and Records. All of Seller’s right, title and interest in and to all existing contract, land, title, engineering, environmental, operating, accounting, business, marketing, historical cost, revenue, throughput and other data (whether electronic or hard copy), files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies necessary for or relating primarily to the Pipeline Systems or which are held for use primarily in connection with, the ownership, use, operation or maintenance of the Pipeline Systems (collectively, the “Records”).
     (f) Incidental Rights. To the extent assignable, all of Seller’s right, title and interest in and to the following insofar as the same are necessary for the ownership and operation of or relate primarily to any of the Assets described in (a) through (e) above: (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to permit Buyer to gain entry to and/or take possession of the Pipeline Systems, the Real Property Interests and the Personal Property and (iii) to the extent they arise out of any period of time in which Buyer is liable to third parties for the Assets, the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements relating to the Assets described in (a) through (e) above.
     2.2 Title and Risk of Loss. Title and, subject to the terms of this Agreement and the Transaction Documents, risk of loss with respect to the Assets shall pass to Buyer at the Effective Time; provided, however, that should the Closing not occur, title and risk of loss shall be deemed to remain in Seller for all purposes and for all periods of time.

ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. Subject to Section 7.4, the purchase price of the Assets shall be sixty eight million dollars ($68,000,000) (the “Purchase Price”).
     3.2 Effective Time. If the Closing occurs, the effective time of the transfer of the Assets from Seller to Buyer shall be at such time on the Closing Date that all conditions in Article VIII have been satisfied or waived and all deliveries in Section 9.2 have been made (the “Effective Time”).
     3.3 Allocation of Consideration. The Purchase Price and any other items of consideration required to be allocated among the Assets for purposes of determining Buyer’s basis in the Assets for federal income tax purposes (the “Tax Consideration”) shall be allocated among the Assets as set forth on Schedule 3.3 (the “Purchase Price Allocation”). The initial Schedule 3.3 attached to this Agreement on the date hereof sets forth the initial Purchase Price Allocation by general asset class. Within thirty (30) days following the Closing, Buyer shall prepare a revised Schedule 3.3 that sets forth the proposed final Purchase Price Allocation by specific asset. Seller shall have a period of fifteen (15) days following receipt of the proposed final Purchase Price Allocation in which to review and propose changes to such Purchase Price Allocation. If Seller fails to propose any changes within such fifteen (15) day period, the proposed final Purchase Price Allocation shall become final and binding on Buyer and Seller. If Seller proposes changes to the final Purchase Price Allocation within such fifteen (15) day period, Buyer shall make any such proposed changes as it may deem reasonable and proper. If there is a dispute regarding any such proposed changes by Seller and, as a result thereof, Buyer and Seller cannot agree to the final Purchase Price Allocation, any such dispute shall be resolved in accordance with Section 12.11. Following the completion of the final Purchase Price Allocation in accordance with this Section 3.3, or following the final resolution of any dispute arising therefrom, the final Purchase Price Allocation shall be set forth on a revised Schedule 3.3 and such revised Schedule 3.3 shall be binding on both Parties for all purposes thereafter. Buyer and Seller shall prepare and file all Tax Returns (including such reports and information returns as may be required under section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder and any corresponding or comparable provisions of applicable state and local Tax laws) in a manner consistent with the Purchase Price Allocation. In the event such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall consult with each other concerning the resolution of the dispute. The Parties agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) as filed with the Internal Revenue Service by such Party or any Affiliate thereof within thirty (30) days of the filing of such form with the Internal Revenue Service.
ARTICLE IV
ASSUMED OBLIGATIONS; PRE-EFFECTIVE TIME LIABILITIES AND RETAINED LIABILITIES
     4.1 Assumed Obligations. Subject to Seller’s obligations with respect to the Retained Liabilities described in Section 4.2(a), as part of the consideration for the transactions contemplated hereby and assuming that the Closing occurs, effective immediately following the Effective Time, Buyer hereby assumes all rights, liabilities, duties and obligations, risk of loss and any related responsibility for the ownership, operation or use of the Assets attributable to any period of time after the Effective Time and any condition of or on the Assets arising or accruing after the Effective Time (collectively, the “Assumed Obligations”).
     4.2 Pre-Effective Time and Retained Liabilities. Seller shall be responsible for and pay and discharge in due course all liabilities, debts and obligations to the extent attributable to each of the following: (a) Pre-Effective Time Liabilities; (b) Pre-Existing Environmental Conditions; (c) Taxes owed by Seller and/or Seller Group for any period of time or portion thereof that ends at or before the Effective Time; (d) any liability or obligation relating to any Benefit Plan; (e) any liability or obligation relating to any Excluded Asset; and (f) any liability or obligation relating to current or former employees of Seller and its Affiliates dealing with the employment or terminations of employment of such persons by Seller or any of its Affiliates on or prior to the Effective Time, including any liability for employment claims relating to unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims and employment-related tort claims (subsections (a)-(f) collectively, the “Retained Liabilities”). Neither Buyer nor any of its Affiliates shall assume or in any way be liable or responsible for, any of the Retained Liabilities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer:
     5.1 Organization, Good Standing, and Authority. Seller has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease the Assets and to carry on its business in the places and in the manner currently conducted in regard to the Assets and is duly qualified as a foreign organization in good standing in the State of Texas. The execution and delivery of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action by Seller. This Agreement has been duly executed and delivered by Seller. Buyer has been provided with a true and correct copy of Seller’s Organizational Documents as currently in effect.
     5.2 Enforceability. This Agreement and, upon execution and delivery of the Transaction Documents, the Transaction Documents, each constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and general principles of equity.
     5.3 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller, the consummation of the transactions contemplated hereby or thereby, and the compliance by Seller with the provisions hereof or thereof, will not, with or without the passage of time or the giving of notice or both:
     (a) conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which Seller is a party or by which it or the Assets are bound that would have a Material Adverse Effect;
     (b) conflict with or violate Seller’s Organizational Documents;
     (c) result in the creation or imposition of any Lien on any of the Assets; or
     (d) violate any Legal Requirement applicable to Seller or its properties or assets or any Permit that would have a Material Adverse Effect.
     5.4 Consents, Approvals, Authorizations and Governmental Regulations.
     (a) Except (i) for Post-Closing Consents, (ii) as may be required by the FERC with respect to the Tariff Filings, (iii) as would not have a Material Adverse Effect or (iv) as set forth in Schedule 5.4(a), no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with, any Governmental Authority or Person not a Party, is necessary for Seller to execute, deliver and perform this Agreement or the Transaction Documents. Seller has received confirmation from the FTC that no filing is required to be made under the HSR Act with respect to the transactions contemplated by this Agreement based on the exemption for “unproductive real property” under 16 C.F.R. § 802.2(c). Seller has provided to Buyer a Memorandum dated February 7, 2006 outlining communications between the FTC and Seller’s counsel confirming the applicability of this exemption.
     (b) All material Permits of all Governmental Authorities required or necessary for Seller to own and operate the Assets as a common carrier crude oil pipeline system in accordance with generally accepted industry standards, including all necessary FCC licenses and T-4 and T-5 permits issued by the RRC, have been duly obtained, are in full force and effect and are set forth on Exhibit A-3, and Seller has received no written notification concerning, and there are no, violations that are in existence with respect to the Permits and no Proceeding is pending or, to Seller’s Knowledge, threatened with respect to the revocation or limitation of any of the Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 5.4(b) shall not relate to or cover Environmental Laws or any Environmental Matters.
     (c) There are no Post-Closing Consents required for the consummation of the transactions contemplated by this Agreement other than those listed on Schedule 5.4(c).
     5.5 Taxes. Except as set forth in Schedule 5.5:
     (a) except as otherwise provided in the first sentence of Section 12.6(a) with respect to ad valorem taxes for the year 2006, all Taxes owed or claimed to be owed by, from or against Seller relating to the Assets or the operation thereof at or before the Effective Time and all Taxes owed by Seller that encumber the Assets have been or will be timely paid in full to the extent due at or before the Effective Time, except to the extent such Taxes are being contested by Seller in good faith and Seller has established adequate reserves for the payment of the contested amount of such Taxes;
     (b) all withholding Tax and Tax deposit requirements imposed on Seller and applicable to the Assets or the operation thereof for any and all periods or portions thereof ending at or before the Effective Time have been or will be timely satisfied in full at or before the Effective Time;
     (c) all Tax Returns that are required to be filed for, by, on behalf of or with respect to Seller relating to the Assets or the operation thereof at or before the Effective Time have been or will be timely filed with the appropriate Governmental Authority, all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full on or before their respective due dates, and each of such Tax Returns were or will be complete and accurate in all material respects;
     (d) Seller is not under audit or examination by any Governmental Authority and there are no suits or other actions, proceedings, investigations or claims now pending or threatened against Seller with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, or any claims for any additional Tax asserted by any Governmental Authority against Seller, in each case relating to the Assets or the operation thereof; and
     (e) To the Seller’s Knowledge, all of Seller’s assets, other than intangible assets, have been properly listed and described on the tax rolls for all periods prior to the Effective Time and no portion of Seller’s assets constitutes omitted property for tax purposes.
     5.6 Litigation; Violations. Except as set forth on Schedule 5.6:
     (a) There is no injunction or restraining order, arbitration or Proceeding pending against Seller that restrains or prohibits the consummation of the transactions contemplated by this Agreement.
     (b) There is no Claim, investigation or examination, or any change in any zoning or building ordinances pending or, to Seller’s Knowledge, threatened, against or affecting the Assets or the ownership or operation of the Assets, at law or in equity, before or by any Governmental Authority.
     (c) Seller has owned and operated the Assets in compliance with applicable Legal Requirements. Notwithstanding anything herein to the contrary, the provisions of this Section 5.6(c) shall not relate to or cover Environmental Laws or any Environmental Matters.
     5.7 Regulatory Status. Except as set forth on Exhibit A-3 or Schedule 5.7, there are no currently effective tariffs authorized and approved by the FERC or the RRC or on file with FERC or the RRC as of the date of this Agreement applicable to the Pipeline Systems, or currently pending rates, certificates, applications, Permits, or other filings that relate to the Pipeline Systems made with any Governmental Authority prior to the date of this Agreement.

     5.8 No Proceedings. There are no pending or, to the Knowledge of Seller, threatened FERC or RRC proceedings, actions or orders (including non-public investigations or enforcement actions) involving the Assets.
     5.9 Contracts and Commitments.
     (a) Except (i) as set forth in Exhibits A-2, A-3 or A-5, (ii) for this Agreement, (iii) for the Transaction Documents, (iv) for the Retained Liabilities, or (v) as set forth in Schedule 5.9(a), none of the Assets are subject to:
(i)	any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $50,000 individually or $100,000 in the aggregate;

(ii)	any agreement, contract or commitment requiring the provision of goods or services by Seller at a price less than Seller’s cost of producing the goods or providing the services;

(iii)	any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

(iv)	any management service, employment, consulting or other similar type contract or agreement or any collective bargaining agreement that would affect Buyer’s ownership or operation of the Assets;

(v)	any agreement, contract or commitment that would limit the freedom of Buyer or any Affiliate of Buyer following the Effective Time to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Assets or to compete with any Person or to engage in any business or activity in any geographic area;

(vi)	any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business that is not cancelable by Seller either without penalty to Seller or within thirty (30) days;

(vii)	any license, royalty or similar agreement relating to Intellectual Property; or

(viii)	any agreement or contract to provide pipeline transportation services.
     (b) Seller is not in default (or to Seller’s Knowledge there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and all of the Contracts are in full force and effect, except as would not have a Material Adverse Effect. To Seller’s Knowledge, no counterparty to any of the Contracts is in default under the terms of such Contracts.
     5.10 Title to and Condition of Assets.
     (a) Except as set forth in Schedule 5.10(a)(1), Seller has good and marketable title to all the Assets and, at the Effective Time, Seller shall convey to Buyer good and marketable title to all the Assets, in each case free and clear of all Liens other than the Permitted Encumbrances. Except as disclosed pursuant to Section 5.15 or as otherwise set forth on Schedule 5.10(a)(1), the Real Property Interests constitute the only interests in real property required for the ownership and operation of the Pipeline Systems. Schedule 5.10(a)(2) lists all material assets required for the operation of the Pipeline Systems.
     (b) Seller has not received any notice, whether written or oral, of infringement, misappropriation or conflict with respect to Intellectual Property from any other Person with respect to the operation of the Assets except as is described on Schedule 5.10(b), and the ownership and operation of the Assets has not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, trade secrets of any other Person except as would not have a Material Adverse Effect.
     (c) Except as set forth on Schedule 5.10(c)(1), the Assets are in adequate and sufficient operating condition and repair, except for ordinary wear and tear, to permit Buyer to operate the Pipeline Systems as a common carrier crude oil pipeline in accordance with applicable mechanical integrity standards of the U.S. Department of Transportation and any analogous state standards or regulations. The Automatic Custody Transfer (ACT) unit at the Big Spring Refinery is in good operational condition and repair to permit Buyer to operate the Pipeline Systems as a common carrier crude oil pipeline in accordance with applicable mechanical integrity standards of the U.S. Department of Transportation and any analogous state standards or regulations. The MOPs of the Amdel Pipeline and the White Oil Pipeline are set forth in Schedule 5.10(c)(2).
     (d) Neither Seller nor any of its Affiliates have received any revenue with respect to the operation of the Pipeline Systems during the 36-month period ending at the Effective Time.
     5.11 Sufficiency of Assets. Except as set forth on Schedule 5.11, at the Effective Time, the Assets will constitute all of the assets, real and personal, tangible and intangible, that are necessary or required to permit Buyer to operate the Pipeline Systems as a common carrier crude oil pipeline in accordance with applicable mechanical integrity standards of the U.S. Department of Transportation and any analogous state standards or regulations.
     5.12 Preferential Rights to Purchase. There are no preferential purchase rights, preemptive rights, rights of first offer, rights of first refusal or similar rights to purchase any portion of the Assets that are applicable to the transactions contemplated by this Agreement.
     5.13 Broker’s or Finder’s Fees. No investment banker, broker or finder has acted directly or indirectly for Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated hereby. No other investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any of its Affiliates.
     5.14 Seller’s Employee Benefit Liabilities.
     (a) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by Seller or any entity, other than the Buyer or any of its Affiliates, that was at any time during the six-year period ending on the date of this Agreement treated as a single employer together with Seller under Section 414 of the Code (“Commonly Controlled Entity”), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by Seller or any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
     (b) Seller has complied with the group health plan continuation of coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), except for failures to so comply that would not have a Material Adverse Effect.
     (c) There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of Seller or any of its Commonly Controlled Entities that would be, or could become, a liability following the Closing of Buyer. As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Legal Requirement.
     5.15 Rights-of-Ways. Except as set forth on Schedule 5.15 or as would not have a Material Adverse Effect, the entire continuous length of the Pipeline Systems are covered by the Real Property Interests described on Exhibit A-2 and the Permits described on Exhibit A-3.
     5.16 Crude Oil. Except as would not have a Material Adverse Effect, each of the Real Property Interests and Permits allows for the transportation of crude oil through that portion of the Pipeline Systems located on the land covered by such Real Property Interest or Permit.
     5.17 Assessments. Seller has no notice, whether written or oral, of any assessments against the Assets for public improvements.
     5.18 Compliance with Property Instruments. Except as would not have a Material Adverse Effect or as otherwise set forth on Schedule 5.18, (i) all of the instruments creating the Real Property Interests are presently valid, subsisting and in full force and effect; (ii) there are no violations, defaults or breaches under the instruments creating the Real Property Interests, or, to the Seller’s Knowledge, existing facts or circumstances which upon notice or the passage of time or both would constitute a violation, default or breach under the instruments creating the Real Property Interests; (iii) Seller has not received or given any notice of default or claimed default under the instruments creating the Real Property Interests; (iv) the Assets are currently being operated and maintained in compliance with all terms and provisions of the instruments creating the Real Property Interests; and (v) Seller is not aware of, or participating in any negotiations regarding, any pending material modifications to the instruments creating the Real Property Interests.
     5.19 Condemnation. As of the date hereof, there has been no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.
     5.20 Environmental Matters. Except as set forth on Schedule 1.1:
     (a) The Assets and Seller’s operation thereof are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws, except where such non-compliance would not, either individually or in the aggregate, have a Material Adverse Effect;
     (b) All Permits required under applicable Environmental Laws for operating and maintaining the Pipeline Systems as a common carrier crude oil pipeline in accordance with generally accepted industry standards are set forth in Exhibit A-3, have been obtained and are currently in full force and effect, and the Seller has not received any written notice that any such existing Permit will be revoked or any pending application for any new Permit or renewal of any existing Permit will be protested or denied;
     (c) There is no action, suit, claim, demand, investigation, inquiry, notice, or proceeding concerning any violation of, or any liability under, any applicable Environmental Law that is pending or, to Sellers’ Knowledge, threatened against Seller with respect to ownership or operation of the Assets and, to the Seller’s Knowledge, there are no conditions or circumstances that would reasonably be likely to result in the receipt of such action, suit, claim, demand, investigation, inquiry, notice, or proceeding.
     (d) With respect to the Assets, Seller is not currently operating or required to be operating under any compliance order, decree, or agreement, any consent order, decree, or agreement, or corrective action order, decree, or agreement issued by or entered into with any Governmental Authority under any Environmental Law.
     (e) There has been no Release or, to Seller’s Knowledge, threatened Release, of Hazardous Substances at, on, under or from any Real Property Interests and Seller is not currently performing or required to be performing any Remediation Activities required under applicable Environmental Law at these Real Property Interests.
     (f) The Seller has not received any written notice asserting an alleged Environmental Matter under any applicable Environmental Law with respect to the existence, Release, threatened Release, or Remediation of Hazardous Substances arising from operation of the Assets at, under, or from any real properties offsite the Real Property Interests and to the Sellers’

Knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.
     (g) The Seller has not received any written notice asserting that there has been any exposure of any Person or property to any Hazardous Substances as a result of or in connection with operation of the Assets that would reasonably be expected to form the basis for a claim for damages or compensation and to the Sellers’ Knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.
     (h) The Seller has made available to Buyer complete and correct copies of all environmental site assessment reports, studies, analyses, and correspondence on alleged Environmental Matters that are in the Seller’s possession or control and relating to its ownership or operation of the Assets.
     5.21 Cathodic Protection; Nitrogen Purging. Except as set forth on Schedule 5.21, at all times during Seller’s ownership of the Pipeline Systems, Seller has continuously maintained cathodic protection on the pipeline segments included in the Assets in accordance with Legal Requirements applicable to an active crude oil pipeline located in the State of Texas. At all times following Seller’s final draining and purging of the pipeline segments included in the Assets, Seller has continuously maintained positive nitrogen pressure in all of such pipeline segments.
     5.22 Pipeline Systems Integrity. To Seller’s Knowledge, Seller has provided to Buyer a complete and accurate description of all dents, pipeline intrusions and other anomalies (collectively, “Anomalies”) with respect to the pipeline segments included in the Assets, based on the last pipeline inspections performed on the Pipeline Systems as set forth on Schedule 5.22. Seller has repaired each of such Anomalies that it is required to repair under applicable mechanical integrity standards of the U.S. Department of Transportation, any analogous state standards or regulations or under judicial or regulatory orders or settlements with any Governmental Authority, in a manner compliant with such standards, regulations, orders and settlements, as the case may be. To Seller’s Knowledge, there are no Anomalies existing with respect to the pipeline segments included in the Assets, other than any Anomalies that it is not required to repair under applicable Legal Requirements.
     5.23 Integrity Management Plan. Schedule 5.23 accurately sets forth a complete list of all 49 CFR Part 195 jurisdictional pipeline segments included in the Assets that could impact a High Consequence Area (as defined in 49 CFR Part 195.452, “HCA”). Except as set forth on Schedule 5.23, Seller has established an Integrity Management Plan and HCA Baseline Assessment testing schedule in compliance in all material respects with all applicable regulations of the U.S. Department of Transportation and any analogous state standards or regulations. Schedule 5.23 includes a complete and accurate description of the Seller’s HCA Baseline Assessment testing schedule for all relevant pipeline segments included in the Assets. Seller has performed in all material respects all tests in accordance with the timeframes indicated in Schedule 5.23 and has made available to Buyer all records of such tests.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller:
     6.1 Organization, Good Standing, and Authorization. Buyer has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease the Assets and to carry on its business in the places and in the manner currently conducted in regard to the Assets. The execution and delivery of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action by Buyer. This Agreement has been duly executed and delivered by Buyer. Seller has been provided with a true and correct copy of Buyer’s Organizational Documents as currently in effect.
     6.2 Enforceability. This Agreement and, upon execution and delivery of the Transaction Documents, the Transaction Documents, each constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and general principles of equity.
     6.3 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance by Buyer with the provisions hereof or thereof, will not, with or without the passage of time or the giving of notice, or both:
     (a) conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which Buyer is a party that would have a material adverse effect on the transactions contemplated hereby;
     (b) conflict with or violate Buyer’s Organizational Documents; or
     (c) violate any Legal Requirement applicable to Buyer or its properties or assets that would have a material adverse effect on the transactions contemplated hereby.
     6.4 Consents, Approvals, Authorizations and Governmental Regulations. Except (a) for Post-Closing Consents, (b) as may be required by the FERC with respect to the Tariff Filings, or (c) as would not have a material adverse effect on the transactions contemplated hereby, no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Governmental Authority or Person not a Party, is necessary for Buyer to execute, deliver and perform this Agreement or the Transaction Documents.

     6.5 Litigation. There is no injunction or restraining order, arbitration or Proceeding pending against Buyer which restrains or prohibits the consummation of the transactions contemplated by this Agreement.
     6.6 Sufficient Funds. Buyer has and will have as of the Closing sufficient funds available to it to pay the Purchase Price and to perform its other obligations pursuant to this Agreement.
     6.7 Broker’s or Finder’s Fees. No investment banker, broker or finder has acted directly or indirectly for Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated hereby. No other investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its Affiliates.
ARTICLE VII
COVENANTS AND ACCESS
     7.1 Conduct of Business.
     (a) From and after the date hereof and up to and including the Effective Time (or earlier termination of this Agreement), Seller shall: (i) conduct its business relating to, and operate and maintain, the Assets in the usual, regular and ordinary course of business consistent with Seller’s prior practices or as may be required by emergency or force majeure conditions; (ii) maintain insurance on the Assets in accordance with Seller’s past practices and will not permit any insurance policy relating to the Assets and naming it as a beneficiary or a loss payee to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect; and (iii) cooperate with Buyer to effect an orderly transition in the ownership and operation of the Assets.
     (b) From and after the date hereof and up to and including the Effective Time (or earlier termination of this Agreement), Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld): (i) terminate or amend any Contract (except for termination in accordance with the terms of such Contract); (ii) abandon or sell any Real Property Interest; (iii) enter into any new contracts that would be binding upon Buyer or affect the Assets unless such new contracts are either (A) cancelable by Buyer within 30 days of the Closing Date or (B) entered into in the ordinary course of business of the Seller; (iv) sell, assign, lease, mortgage, pledge, or create, assume or permit to exist any Lien upon, any of the Assets, except for Permitted Encumbrances; (v) make any capital expenditure or other commitment for expenditure for which Buyer would be responsible; or (vi) commit to any of the foregoing.
     (c) From and after the date hereof and up to and including the Effective Time (or earlier termination of this Agreement), Seller covenants that except as may be required by emergency or force majeure conditions or except as contemplated by this Agreement, unless the prior written consent of Buyer is obtained, Seller will (to the extent such following actions are related to the ownership or operation of the Assets):
(i)	maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and will not introduce any method of accounting inconsistent with that used in prior periods.

(ii)	timely file all Tax Returns and all reports required to be filed with any Governmental Authority.
     7.2 Access and Information. From and after the date hereof and up to and including the Effective Time (or earlier termination of this Agreement), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives reasonable access, during normal business hours, to the Assets, including the Records. Seller shall also make available to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets. No investigations by Buyer or its officers, employees, agents, accountants, attorneys, investment bankers or other authorized representatives shall reduce or otherwise affect the obligation or liability of Seller with respect to any express representations, warranties, covenants or agreements made herein or in any instrument, agreement or document executed and delivered in connection with this Agreement. Each Party will cooperate with the other Party and its officers, employees, agents, accountants, attorneys, investments bankers and other authorized representatives in the preparation of any documents or other materials that may be required by any Governmental Authority.
     7.3 Buyer’s Indemnification for Access. Buyer shall abide by Seller’s or any third party operator’s safety rules, regulations, and operating policies while exercising its rights under Section 7.2. BUYER AGREES TO DEFEND, INDEMNIFY, RELEASE, AND HOLD HARMLESS SELLER AND ITS PARENTS, SUBSIDIARIES AND AFFILIATES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, CONTRACTORS, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, “SELLER GROUP”) FROM AND AGAINST ALL CLAIMS OR LOSSES FOR INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR DESTRUCTION OF ANY PROPERTY ARISING OUT OF OR RELATING TO ANY FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY AFFILIATE, OFFICER, AGENT OR REPRESENTATIVE OF BUYER WITH RESPECT TO THE ASSETS; PROVIDED, HOWEVER, BUYER SHALL NOT BE LIABLE TO ANY OF SELLER GROUP OR TO ANY THIRD PARTY FOR ANY LOSSES THAT ACTUALLY RESULT FROM THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF SELLER GROUP OR FOR ANY STRICT LIABILITY ARISING OUT OF THE PRESENCE OF HAZARDOUS SUBSTANCES ON OR UNDERLYING THE ASSETS. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.
     7.4 Casualty Loss or Condemnation. If, after the date hereof and prior to the Closing, any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such casualty, taking or proceeding or the threat thereof, except as provided in this Section 7.4. If such casualty, taking or proceeding constitutes a Material Damage or Condemnation, Buyer may, at its option, (a) elect to terminate this Agreement on or before the Closing Date or (b) proceed with the Closing and reduce the Purchase Price by an amount agreed between the Parties. If such casualty, taking or proceeding does not constitute a Material Damage or Condemnation, the Parties shall proceed to Closing and the Purchase Price shall be reduced by an amount agreed between the Parties, unless Seller, before the Closing Date, restores the affected Assets to their condition immediately prior to such casualty, taking or proceeding. Notwithstanding the above, with respect to any casualty, taking or proceeding or the threat thereof affecting any of the Assets occurring prior to Closing, if Buyer elects to proceed with the Closing, Seller shall (A) prior to Closing, diligently pursue insurance proceeds and condemnation awards in connection therewith and (B) on and after Closing, cooperate with and assist Buyer in obtaining any such insurance proceeds and condemnation awards to the extent the Purchase Price was not reduced pursuant to the foregoing two sentences.
     7.5 Confidentiality. After Closing, unless Buyer otherwise agrees in writing, Seller shall keep confidential all non-public, confidential or proprietary information pertaining to the Assets and their operation prior to Closing for a period of three (3) years after the Closing Date and otherwise in accordance with the Confidentiality Agreement; provided, however, that Seller shall not be obligated to keep confidential any information that (i) is public or becomes generally available to the public other than as a result of a disclosure by Seller, (ii) was or becomes available to Seller after the Closing on a non-confidential basis from a source other than Buyer or its Affiliates (provided that, to Seller’s knowledge, such source is not bound by any similar confidentiality obligations), (iii) Seller needs to disclose in order to comply with its obligations under this Agreement including, without limitation, its obligations under Sections 7.12 and 7.13 hereof, or (iv) Seller is required by Legal Requirements to disclose.
     7.6 Names. As soon as reasonably possible after the Closing, but in no event later than ninety (90) days after the Closing, Buyer shall remove the names of Seller and its Affiliates, including “Alon,” and all variations thereof, from the Assets. As soon as is commercially reasonable after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia of ownership in a name other than any name of Seller or any of its Affiliates, or any variations thereof.
     7.7 Supplements to Exhibits and Schedules. Seller may, from time to time, by written notice to Buyer at any time prior to the anticipated Closing Date, supplement or amend the Exhibits and Schedules to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained; provided, however, except as provided in the penultimate sentence of this Section 7.7, no such supplement or amendment will affect the rights and obligations of the Parties under this Agreement. Buyer shall have a minimum of five (5) Business Days to review such supplement or amendment and the Closing shall be extended as required to allow Buyer to do so. Should Seller supplement or amend the Exhibits and Schedules as provided in the immediately preceding sentence and the matter disclosed in such supplement or amendment, if not so disclosed, would result in a failure of the condition set forth in Section 8.2(a), Buyer may elect to terminate this Agreement by written notice to Seller as soon as reasonably practicable but, in any event, before Closing. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant that would have existed by reason of Seller not having made such supplement or amendment. Seller shall notify Buyer of any supplements or amendments to the Exhibits and Schedules as soon as reasonably practicable after Seller becomes aware of a change requiring the supplement or amendment.
     7.8 Disclaimer Regarding Assets. Except as is expressly set forth in this Agreement, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO ANY PART OF THE ASSETS OR THE CONDITION THEREOF, INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (E) ANY WARRANTY OR REPRESENTATION REGARDING ANY FUTURE VOLUMES OF CRUDE OIL TRANSPORTED THROUGH THE PIPELINE SYSTEMS, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT) THE ASSETS SHALL BE ACCEPTED BY BUYER “AS IS,” “WHERE IS,” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR; AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE, AND, EXCEPT WITH RESPECT TO ANY EXPRESS OBLIGATIONS OF SELLER IN THIS AGREEMENT, BUYER WILL ACCEPT THE ASSETS AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.
     7.9 HSR Act. Seller and Buyer shall comply in all material respects with the applicable requirements of the HSR Act. Subject to regulatory constraints, Seller and Buyer shall cooperate with each other and promptly furnish all information to the other Party that is necessary in connection with the Parties’ compliance with the HSR Act. Seller and Buyer shall each keep the other Party fully advised with respect to any requests from or communications with the DOJ or the FTC and shall consult with the other Party with respect to all filings and responses thereto.
     7.10 Tariff Filings. Buyer shall file as promptly as practical with the FERC the tariff rates for movements on the Pipeline Systems (the “Tariff Filings”) in accordance with the provisions of the T&D Agreement. Seller will cooperate with Buyer with regard to the preparation and filing of all filings in connection with establishing the initial tariff rates in accordance with the T&D Agreement. Seller and Buyer shall each keep the other Party fully advised with respect to any requests from or communications with the FERC regarding the initial tariff rates and shall consult with the other Party with respect to all filings and responses thereto.

     7.11 Consents. Except with respect to the Post-Closing Consents, the forms of all consents or waivers that are required to be obtained from any Person to the assignment of Seller’s interest in the Assets to Buyer shall be prepared and delivered by Seller to such Person prior to Closing. Seller shall make all commercially reasonable efforts to obtain such consents prior to or at Closing. To the extent that any of the Assets are not assignable by the terms thereof, consents to the assignment thereof cannot be obtained or where entitlement of Buyer to the Assets is not recognized by any third party, the Assets shall be held by Seller in trust for Buyer and the obligations with respect thereto shall be performed by Buyer in the name of Seller (including the enforcement of rights against third parties), and all benefits and obligations derived thereunder shall be for the account of Buyer. Buyer shall be responsible for and shall bear all costs associated with obtaining the Post-Closing Consents, including costs resulting from increased license fees or rents imposed in connection with the transfer to Buyer of the Assets subject to the Post-Closing Consents; provided, however, that Seller shall use commercially reasonably efforts to assist Buyer in obtaining all Post-Closing Consents.
     7.12 Remediation Activities. With respect to any Pre-Existing Environmental Condition, Seller shall have the option to conduct, at its sole cost and expense, Remediation in compliance with all applicable Environmental Laws or as directed by the appropriate Governmental Authority. If Seller elects not to Remediate, then Buyer shall conduct such Remediation and Seller shall indemnify and hold harmless Buyer from and against all costs and expenses incurred by Buyer in connection with such Remediation in accordance with Seller’s obligations under Section 11.1(b)(ii). In connection with such Remediation by Seller, (a) Buyer shall provide Seller with non-exclusive access to the Assets and to utilities located or used in connection with the Assets in order for Seller to conduct Remediation Activities with respect to the Pre-Existing Environmental Conditions; provided, however, that such Remediation Activities do not unreasonably interfere with the operation of the Assets, (b) Seller shall have the right to use the Assets as is reasonably necessary in conducting such Remediation Activities; provided, however, that such use does not unreasonably interfere with the operation of the Assets, (c) Buyer shall cooperate in good faith with the completion of the Remediation Activities and (d) such Remediation Activities shall be subject to the following requirements:
(i)	Seller will coordinate the schedule of the Remediation with Buyer and will not unreasonably interfere with the operation of the Assets;

(ii)	Seller will obtain the prior written consent of Buyer, which consent will not be withheld unreasonably, to allow any consultant or contractor retained by Seller to design and implement the Remediation (except to the extent that such consultant or contractor has already been retained as of the date hereof to design or implement the Remediation);

(iii)	Seller will not agree to or elect any Remediation that imposes any material obligations on Buyer without the prior written consent of Buyer;

(iv)	Seller will provide Buyer draft copies of any report or plan related to the Remediation at least five (5) Business Days before such report or plan is to be submitted to the Governmental Authority and shall give due consideration to any comments, suggestions or requests of Buyer in connection with the finalization of such draft reports or plans (except to the extent that such report or plan has already been submitted to the Governmental Authority or has been finalized as of the date hereof). Seller will keep Buyer appraised of all material developments with respect to any report or plan that is submitted to such Governmental Authority;

(v)	Seller will provide Buyer with copies of all Permits, reports, plans and correspondence submitted to or received from a Governmental Authority with respect to the Remediation; and

(vi)	Buyer shall have the right to attend any meetings with, or hearings before, any Governmental Authority regarding the Remediation; provided that, Buyer will not participate in such meetings except to respond to inquiries from representatives of the Governmental Authority.
     SELLER AGREES TO DEFEND, INDEMNIFY, RELEASE, AND HOLD HARMLESS BUYER AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES AND AFFILIATES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, CONTRACTORS, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, “BUYER GROUP”), FROM AND AGAINST ALL CLAIMS OR LOSSES FOR INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR DESTRUCTION OF ANY PROPERTY ARISING OUT OF OR RELATING TO ANY REMEDIATION ACTIVITIES CONDUCTED BY OR ON BEHALF OF SELLER OR ANY AFFILIATE, OFFICER, AGENT, OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE ASSETS; PROVIDED, HOWEVER, SELLER SHALL NOT BE LIABLE TO ANY OF BUYER GROUP FOR ANY LOSSES THAT ACTUALLY RESULT FROM THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF BUYER GROUP. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.
     7.13 Employees. Buyer has not agreed to and nothing herein shall be construed to obligate Buyer to offer employment to any officer, employee, agent, or representative of Seller, including those performing services relating to the Assets as of the Effective Time or the Closing Date. Any successor clause or successor agreement in any labor contracts or other labor arrangements shall not be applicable to the sale and purchase of any or all of the Assets or otherwise affect or impose any conditions or obligations upon Buyer. With respect to any employees of Seller who perform services with respect to any of the Assets and whose employment relationship with Seller is terminated, Seller shall comply with all applicable Legal Requirements in connection therewith, including the Worker Adjustment and Retraining Notification Act.
     7.14 COBRA. Seller or its Affiliates, and not Buyer or its Affiliates, shall be obligated to provide such group health plan continuation of coverage as is required under COBRA for qualifying events (as defined in COBRA) that occur with respect to a Benefit Plan on or prior to the Closing Date. Seller shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Seller shall take any and all necessary actions to ensure that Buyer and its Affiliates are not required to provide such continuation coverage to any such individual at any time.
     7.15 Damage to Assets. Seller will deliver to Buyer prior to the Closing a description of any damage, destruction or loss occurring to Seller’s Knowledge between the period from June 13, 2005 up to the Closing, whether or not covered by insurance, which damage, destruction or loss materially affects the Assets. In addition, Seller will deliver to Buyer a description of any and all right-of-way maintenance, pipeline patrols, encroachment response activities, pipeline and valve inspections and repairs, cathodic protection inspections and repairs, coating inspections and repairs, other corrosion control inspections and repairs, maintenance pigging activities, drip, separation and other liquid removal work and other pipeline repairs or maintenance activities performed by or on behalf of Seller with respect to the Pipeline Systems since June 13, 2005.
     7.16 Non-Solicitation. From and after the date of this Agreement, Seller shall not, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise, solicit any Acquisition Proposal; provided, however, nothing herein shall prohibit Seller from discussing and negotiating any unsolicited Acquisition Proposal.
     7.17 Acquisition Proposals.
     (a) This Agreement may be terminated at any time prior to Closing, subject to the remainder of this Section 7.17, by written notice from Seller to Buyer if Seller has received a bid, offer or proposal by any Person with respect to an acquisition of the capital stock of, or all or substantially all of the assets of, Seller by any means whatsoever and Seller’s Board of Directors has determined (after consultation with its independent legal counsel and financial advisors) that such bid, offer or proposal is superior to the terms of the Transaction (an “Acquisition Proposal”). Promptly following its receipt of an Acquisition Proposal, Seller shall deliver to Buyer a written description of the material terms of such Acquisition Proposal with Seller’s written notice of termination of this Agreement pursuant to this Section 7.17 (the “Acquisition Proposal Notice”).
     (b) Within ten (10) Business Days of delivery of the Acquisition Proposal Notice, Buyer may elect, by delivery of written notice to Seller (the “Election Notice”), to consummate the Transaction on the terms set forth in the Acquisition Proposal Notice. If Buyer delivers an Election Notice, the Parties shall (i) diligently and in good faith, within ten (10) Business Days of delivery thereof, negotiate and execute an amendment to this Agreement to reflect the terms set forth in the Acquisition Proposal Notice and (ii) consummate the Transaction in accordance with this Agreement as so amended. If (A) Buyer does not deliver an Election Notice within such ten (10) Business Day period or (B) Buyer timely delivers an Election Notice, but the Parties, acting diligently and in good faith, have not executed an amendment to this Agreement to reflect the terms set forth in the Acquisition Proposal Notice within ten (10) Business Days after delivery of the Election Notice, then this Agreement shall automatically terminate and Seller may pursue the Acquisition Proposal.

     (c) In the event of the termination of this Agreement pursuant to the last sentence of paragraph (b) of this Section 7.17, within five (5) Business Days after the effective date of termination of this Agreement, Seller shall pay to Buyer by wire transfer of immediately available funds to such account as Buyer shall specify an amount equal to three million, five hundred thousand dollars ($3,500,000) as liquidated damages, which the Parties agree approximates Buyer’s damages incurred in connection with the negotiation, preparation and termination of this Agreement.
     7.18 Buyer’s Rights Regarding New Pipeline.
     (a) At Closing, Seller shall reserve, and the applicable Assignments of Easements and, if applicable, other Conveyance Documents, to be delivered by Seller shall provide, a right of way, easement or similar right providing access to Seller to the Real Property Interests extending from Midland, Texas to the Refinery as reasonably necessary to permit Seller to construct a new crude oil pipeline extending from Midland, Texas to the Refinery for the purpose of transporting crude oil to the Refinery (the “New Pipeline”). If any of the Real Property Interests do not provide for multi-line easements or rights of way, Seller shall be permitted, from and after the Closing, to request such easements of rights of way, at Seller’s sole cost and expense, from the applicable grantors of the Real Property Interests, and Buyer shall use commercially reasonable efforts to assist Seller in obtaining such easements or rights of way. Seller shall promptly reimburse Buyer for any and all costs reasonably incurred by Buyer in assisting Seller in obtaining such easements and rights of way.
     (b) If at any time after the date of this Agreement Seller desires to construct the New Pipeline, Seller shall provide prompt written notice to Buyer of Seller’s desire to construct the New Pipeline. For a period of 60 days after receiving such written notice from Seller (the “Construction Option Period”), Buyer shall have the exclusive right to elect to construct, own and operate the New Pipeline (the “Buyer Construction Option”) on terms that are mutually acceptable to Buyer and Seller. If Buyer exercises the Buyer Construction Option by providing written notice to Seller during the Construction Option Period (the “Construction Election Notice”), then Buyer and Seller shall use their respective good faith efforts for a period of 120 days following Buyer’s exercise of the Buyer Construction Option (the “Negotiation Period”) to negotiate, execute and deliver definitive agreements on mutually acceptable terms providing for the construction of the New Pipeline and the shipment of crude oil volumes by Seller thereon and any necessary ancillary documents (collectively, the “New Pipeline Agreements”). The Construction Election Notice shall set forth Buyer’s good faith estimate of the costs to be incurred by Buyer in constructing the New Pipeline and Buyer’s proposed terms (including tariffs and fees) with respect to shipments of crude oil by Seller on the New Pipeline.
     (c) If Buyer does not exercise the Buyer Construction Option during the Construction Option Period or Buyer and Seller fail to execute and deliver the New Pipeline Agreements during the Negotiation Period, then for a period of 180 days thereafter, Seller may execute a binding contract with a third party to construct the New Pipeline or may commence activities to construct the New Pipeline for Seller’s ownership and operation. If Seller fails to execute a binding contract with a third party or has not commenced activities for construction of the New Pipeline during such 180-day period and Seller thereafter desires to construct the New Pipeline, then Seller shall again comply with, and Buyer shall again have the rights set forth in, Section 7.18(b).
     7.19 Satisfaction of Conditions. Seller and Buyer will act in good faith to take all actions and to do all things necessary or advisable in order to satisfy the conditions to Closing set forth in Article VIII that are within their respective control.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement at Closing are subject to satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Seller in writing; provided, however, that Seller’s election to proceed with the Closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty, covenant or agreement herein, whether or not known to Seller or existing on the Closing Date, and the action shall not prejudice Seller’s right to recover damages for any breach.
     (a) Representations. Each of the representations and warranties of Buyer herein contained that is qualified by materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Buyer that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect, on the Closing Date with the same force and effect as though they had been made on the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from an authorized officer of Buyer’s general partner certifying to the foregoing effect.
     (b) Performance. Buyer shall have performed, satisfied and complied in all material respects with all obligations, covenants and agreements contained in this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from an authorized officer of Buyer certifying to the foregoing effect.
     (c) Pending or Threatened Matters. No suit, action or other Proceeding shall be pending or threatened that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     (d) HSR Act. Any waiting period under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated, and neither the FTC nor the DOJ shall have imposed any material conditions upon Seller’s ability to dispose of the Assets.
     (e) Buyer Secretary’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, signed by the Secretary or Assistant Secretary of Buyer’s general partner certifying (i) the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors of Buyer’s general partner authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, (ii) the incumbency of the officers executing this Agreement on behalf of Buyer and any documents to be executed and delivered by Buyer at the Closing, and (iii) that attached to the certificate are true and correct copies of the Organizational Documents of Buyer, as in force and effect on the Closing Date (the “Buyer Secretary’s Certificate”).
     (f) Buyer Officer’s Certificate. Seller shall have received from Buyer a certificate of Buyer’s general partner to the effect set forth in Sections 8.1(a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Buyer’s general partner (the “Buyer Officer’s Certificate”).
     (g) Good Standing. Buyer shall have delivered to Seller certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of Buyer, as of a date not more than thirty (30) calendar days prior to the Closing Date, in the State of Texas. To the extent provided for under applicable Legal Requirement, Buyer shall also have delivered to Seller certificates or other writings issued by appropriate Governmental Authorities evidencing that all applicable state franchise Taxes in the State of Texas have been paid.
     (h) Consents. All consents, licenses and approvals from all Third Parties listed in Schedule 8.1(h), shall have been received.
     8.2 Buyer’s Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement at Closing are subject to satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing; provided, however, that, except as provided in Section 7.7, Buyer’s election to proceed with the Closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty, covenant or agreement herein, whether or not known to Buyer or existing on the Closing Date, and the action shall not prejudice Buyer’s right to recover damages for any breach.
     (a) Representations. Each of the representations and warranties of Seller herein contained that is qualified by materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Seller that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect, on the Closing Date with the same force and effect as though they had been made on the Closing Date (except to the extent such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, from an authorized officer of Seller certifying to the foregoing effect.
     (b) Performance. Seller shall have performed, satisfied and complied in all material respects with all obligations, covenants, agreements and conditions contained in this Agreement to be performed, satisfied or complied with by it at or prior to the Closing and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, from an authorized officer of Seller certifying to the foregoing effect.

     (c) Pending or Threatened Matters. No suit, action or other Proceeding shall be pending or threatened that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     (d) HSR Act. Any waiting period under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated, and neither the FTC nor the DOJ shall have imposed any material conditions upon Buyer’s ability to acquire and operate the Assets.
     (e) Seller Secretary’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, signed by the Secretary or Assistant Secretary of Seller certifying (i) the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, (ii) the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing, and (iii) that attached to the certificate are true and correct copies of the Organizational Documents of Seller, as in force and effect on the Closing Date (the “Seller Secretary Certificate”).
     (f) Seller Officer’s Certificate. Buyer shall have received from Seller a certificate of Seller to the effect set forth in Sections 8.2(a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Seller (the “Seller Officer’s Certificate”).
     (g) Good Standing. Seller shall have delivered to Buyer certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of Seller, as of a date not more than thirty (30) calendar days prior to the Closing Date, in Texas and Delaware. To the extent provided for under applicable Legal Requirement, Seller shall also have delivered to Buyer certificates or other writings issued by appropriate Governmental Authorities evidencing that all applicable state franchise Taxes have been paid.
     (h) Consents. All consents, licenses and approvals from all Third Parties listed in Schedule 8.1(h), shall have been received.
     (i) No Adverse Effect. There shall have been no Material Adverse Effect.
ARTICLE IX
CLOSING
     9.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Central Time in the offices of Vinson & Elkins LLP, 1001 Fannin Street, Houston, Texas 77002, on the later to occur of March 1, 2006 or the second business day after the conditions set forth in Sections 8.1(d) and 8.2(d) have been satisfied (the “Closing Date”), and shall be effective as of the Effective Time.
     9.2 Deliveries at Closing. At the Closing:
     (a) Seller will deliver or cause to be delivered to Buyer each of the following:

(i)	the executed Conveyance Documents, other than the Bill of Sale;

(ii)	an executed counterpart of the Bill of Sale;

(iii)	the executed Seller Parent Guaranty;

(iv)	an executed counterpart of the T&D Agreement;

(v)	the executed Seller Secretary’s Certificate;

(vi)	the executed Seller Officer’s Certificate;

(vii)	a Pipeline Transfer Certification (T-4 B) relating to the Assets executed by Seller as the predecessor operator; and

(viii)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Seller at or prior to Closing or as may be reasonably requested by Buyer to evidence or effectuate the transactions contemplated by this Agreement.
     (b) Buyer will deliver or cause to be delivered, as applicable, to Seller each of the following:
(i)	the Purchase Price in cash by wire transfer of immediately available funds to an account previously designated by Seller in writing;

(ii)	an executed counterpart of the Bill of Sale;

(iii)	an executed counterpart of the T&D Agreement;

(iv)	the executed Buyer Secretary’s Certificate;

(v)	the executed Buyer Officer’s Certificate; and

(vi)	such other instruments, certificates and documents contemplated by this Agreement to be delivered by Buyer at or prior to Closing or as may be reasonably requested by Seller to evidence or effectuate the transactions contemplated by this Agreement.
ARTICLE X
TERMINATION
     10.1 Termination at or Prior to Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:
     (a) Seller and Buyer may elect to terminate this Agreement at any time on or prior to the Closing Date by mutual written consent of the Parties;

     (b) Either Party by written notice to the other Party may terminate this Agreement if the Closing shall not have occurred on or before June 1, 2006; provided, however, that neither Party may so terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;
     (c) Either Party may terminate this Agreement at any time on or prior to the Closing Date if the other Party shall have materially breached any representations, warranties or covenants of such other Party herein contained and the same is not cured within thirty (30) days after receipt of written notice thereof from the nonbreaching Party;
     (d) Buyer may terminate this Agreement pursuant to Section 7.4 or Section 7.7; and
     (e) pursuant to Section 7.17.
     10.2 Effect of Termination. In the event that Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 10.1, then neither Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve either Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Sections 11.2(a), 12.1, 12.8, 12.9, 12.10, 12.11, 12.12, 12.15 and 12.17 shall survive any termination of this Agreement.
ARTICLE XI
INDEMNIFICATION
     11.1 General Indemnification.
     (a) Indemnification by Buyer. Effective upon Closing (except as otherwise provided in this Section 11.1(a)), Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees to the extent resulting from or arising out of:
(i)	the breach of any of the representations, warranties, covenants, or agreements of Buyer contained in this Agreement; or

(ii)	subject to Seller’s obligations with respect to the Retained Liabilities described in Section 4.2(a), the Assumed Obligations.
     (b) Indemnification by Seller. Effective upon Closing, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees to the extent resulting from or arising out of:
(i)	the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement; or

(ii)	the Retained Liabilities.
     11.2 Limitation on Damages; Survival of Representations.
     (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER’S INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.
     (b) All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, notwithstanding any investigation heretofore or hereafter made by or on behalf of any Party and shall not be merged into any instruments or agreements delivered at Closing but shall terminate on the first anniversary of the Closing Date; provided, however, that (i) with respect to those covenants and indemnities contained in, and those representations and warranties covered by, Sections 5.10(a), Section 7.12, Section 7.13, Section 11.1(a)(ii), Section 11.1(b)(ii), such representations, warranties, covenants and indemnities shall continue indefinitely, (ii) the representations and warranties contained in Section 5.5 shall continue until sixty (60) days after the expiration of the applicable statute of limitations, including any extensions, and (iii) any representation, warranty or covenant that is the subject of a written notice of claim specifying in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”) delivered in good faith shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.
     (c) In no event shall Seller indemnify the Buyer Indemnitees for:
(i)	except as otherwise set forth in the proviso to this subsection 11.2(c), any Losses in connection with the transactions contemplated hereby to the extent that the aggregate amount of all such Losses exceed $10,000,000;

(ii)	any Losses unless a Claim Notice with respect thereto has been delivered to Seller prior to the expiration of the respective survival period (set forth in Section 11.2(b)) of the representations, warranties or covenants as to which such Claim Notice relates; or

(iii)	except as otherwise set forth in the proviso to this subsection 11.2(c), any individual Losses not in excess of $25,000 or any Losses until the Buyer Indemnitees have suffered Losses in the aggregate in excess of a deductible equal to $350,000, after which point Seller will be obligated only to indemnify the Buyer Indemnitees from and against further Losses in excess of such deductible (and only to the extent of any such excess);
provided, however, that any Losses resulting from the Retained Liabilities or fraud shall not be subject to any limitation of Seller’s liability set forth in subsections 11.2(c)(i) and 11.2(c)(iii).
     (d) In no event shall Buyer indemnify the Seller Indemnitees for:
(i)	except as otherwise set forth in the proviso to this subsection 11.2(d), any Losses in connection with the transactions contemplated hereby to the extent that the aggregate amount of all such Losses exceed $10,000,000;

(ii)	any Losses unless a Claim Notice with respect thereto has been delivered to Buyer prior to the expiration of the respective survival period (set forth in Section 11.2(b)) of the representations, warranties or covenants as to which such Claim Notice relates; or

(iii)	except as otherwise set forth in the proviso to this subsection 11.2(d), any individual Losses not in excess of $25,000 or any Losses until the Seller Indemnitees have suffered Losses in the aggregate in excess of a deductible equal to $350,000, after which point Buyer will be obligated only to indemnify the Seller Indemnitees from and against further Losses in excess of such deductible (and only to the extent of any such excess);
provided, however, that any Losses resulting from the Assumed Obligations or fraud shall not be subject to any limitation of Buyer’s liability set forth in subsections 11.2(d)(i) and 11.2(d)(iii).
     11.3 Notice of Asserted Liability; Opportunity to Defend.
     (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 11.3. Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitees” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
     (b) In the event that any Losses are asserted against or sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder, provided, however, that, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Losses that it may have to the Indemnified Party, but only to the extent the liability for such Losses is directly attributable to such failure to provide the Claim Notice.
     (c) The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 12.11 hereof, or (ii) in the case where Losses are asserted against or sought to be collected from an Indemnified Party by a Third Party (“Third Party Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Losses in connection with the Third Party Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will not assume the defense of a Third Party Claim or otherwise fails to assume the defense or settlement of a Third Party Claim within the Notice Period, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party; provided, however that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would five rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party.
     (d) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Losses in connection with a Third Party Claim, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense and with counsel of its own choosing. If the Indemnified Party joins in any such Third Party Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto.
     (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses in connection with a Third Party Claim that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the third-party asserting the Losses in connection with a Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.
     (f) At any time after the commencement of defense of any Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Party Claim; provided that, the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Third Party Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Third Party Claim; provided that, the other party to the contested Third Party Claim had agreed in writing to accept such amount in payment or compromise of the Third Party Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Party Claim.
     11.4 Exclusive Remedy. IN THE ABSENCE OF FRAUD, AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES AFTER CLOSING, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY. IF THE CLOSING OCCURS, NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AFTER THE CLOSING DATE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT.
     11.5 Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.
     11.6 Exclusion of Materiality. Solely for purposes of this Article XI and notwithstanding any provision to the contrary in this Agreement, in determining the amount of any Loss resulting from a breach of a representation or warranty by either Party contained in this Agreement, the provisions of such representations and warranties that are qualified by “material” or Material Adverse Effect shall be read and interpreted as if such qualification was not included therein.
     11.7 Certain Seller Indemnification Matters. Notwithstanding anything contained in this Agreement to the contrary, the indemnification obligations of Seller under Section 11.1(b)(i) hereof (i) shall apply with respect to Losses incurred by any of the Buyer Indemnitees as a result of or arising out of the breach of or any inaccuracy in any of the representations, warranties or covenants of Seller contained in Section 12.6(b), and (ii) such indemnification obligations with respect to the Losses described in clause (i) of this sentence shall not be subject to any of the limitations on Seller’s indemnification obligations contained in this Article XI.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Expenses. Each of Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this

Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, each Party agrees to share equally the filing fee for filings, if any, required pursuant to Section 7.9.
     12.2 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.
     12.3 Buyer Cooperation After Closing. For the period that is the greater of (a) five (5) years from the Effective Time and (b) the period as may be required by any Legal Requirement or Governmental Authority for any then pending litigation, Buyer shall permit Seller and its representatives reasonable access to the Records that are transferred to Buyer in connection herewith for any proper purpose relating to the Assets, including anticipation of, or preparation for, existing or future litigation or any Tax audit in which Seller or any of its Affiliates is involved and which is related to the Assets, during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where the Records are stored; provided that, (i) any access shall be had or done in a manner so as to not interfere with the normal conduct of Buyer’s business, (ii) Buyer shall not be required to provide access to any confidential information, the disclosure of which would violate any statute or regulation or applicable confidentiality agreement with any Person and (iii) Buyer shall not be required to provide access to any confidential information, the disclosure of which would cause Buyer or any of its Affiliates to waive its attorney-client privilege or attorney work product privilege.
     12.4 Seller Cooperation After Closing. For the period that is the greater of (a) five (5) years from the Effective Time and (b) the period as may be required by any Legal Requirement or Governmental Authority for any then pending litigation, Seller shall permit Buyer and its representatives reasonable access to the business records and files of Seller that directly relate to the Assets, for any proper purpose including anticipation of, or preparation for, existing or future litigation or any Tax audit in which Buyer or any of its Affiliates is involved and which is related to the Assets, during regular business hours and upon reasonable notice at Seller’s principal places of business or at any location where the records or files are stored; provided that, (i) any access shall be had or done in a manner so as to not interfere with the normal conduct of Seller’s business, (ii) Seller shall not be required to provide access to any confidential information, the disclosure of which would violate any statute or regulation or applicable confidentiality agreement with any Person, and (iii) Seller shall not be required to provide access to any confidential information, the disclosure of which would cause Seller or any of its Affiliates to waive its attorney-client privilege or attorney work product privilege.
     12.5 Identification of Buyer’s Property. Seller will cooperate with Buyer in permitting Buyer to place appropriate signs or other notices on the Assets following the Closing to indicate ownership of such assets by Buyer. Such signs or other notices shall be purchased and placed at the sole cost of Buyer.
     12.6 Apportionment of Taxes and Recording Fees.
     (a) Ad valorem taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date shall be prorated between Seller and Buyer based on the relative number of days prior to and including the Closing Date and after the Closing Date during the taxable period, with Seller being responsible for such prorated ad valorem taxes for the period prior to and including the Closing Date and Buyer being responsible for such prorated ad valorem taxes for the period after the Closing Date. To the extent the ad valorem taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date are not finally determined at the Closing Date, Seller’s prorated ad valorem taxes shall be calculated utilizing any available final taxable values and tax rates and, to the extent such final taxable values and tax rates are not determined at Closing, such taxable values and tax rates for the taxable period immediately preceding the taxable period that contains the Closing Date. Seller’s prorated ad valorem taxes shall be a deduction from the Purchase Price. Buyer shall be responsible as between Seller and Buyer for the payment of the total amount of ad valorem taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date. Upon receipt of the ad valorem tax bills for the taxable period that contains the Closing Date, Buyer shall calculate the prorated ad valorem taxes and shall bill Seller for the amount, if any, by which Seller’s prorated share of such ad valorem taxes exceeds the estimated amount of such ad valorem taxes paid by Seller as a deduction from the Purchase Price or shall refund to Seller the amount, if any, by which Seller’s prorated share of such ad valorem taxes is less than the estimated amount of such ad valorem taxes paid by Seller as a deduction from the Purchase Price.
     (b) Buyer shall pay the cost of all sales, transfer, use and similar taxes that may arise out of the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). Seller agrees to cooperate with Buyer in connection with the preparation of any Transfer Tax returns and in obtaining all available exemptions from any applicable Transfer Taxes. Seller represents and warrants to Buyer that the Assets constitute all of the tangible personal property owned by Seller.
     (c) Buyer shall pay any and all recording, filing or other similar fees relating to the conveyance or transfer of the Assets from Seller to Buyer.
     12.7 Assignment. The terms, provisions and conditions of this Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, their respective permitted successors and assigns. Except as expressly provided in this Agreement, neither Party will make any assignment of this Agreement or any rights or obligations hereunder without the advance written consent of the other Party which may be granted or denied in the sole discretion of the non-assigning Party.
     12.8 Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement with respect to its subject matter. There are no representations, restrictions, agreements, promises, warranties, covenants, or undertakings being relied upon by either Party other than those expressly set forth herein or in the Transaction Documents and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything in this Agreement or any Conveyance Document to the contrary, in the event of any conflict between the terms of this Agreement and the terms of any Conveyance Document delivered pursuant to the terms of this Agreement, this Agreement shall prevail and the terms of this Agreement shall not be merged into or superceded by the terms of any Conveyance Document.
     12.9 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.11 Governing Law, Dispute Resolution and Arbitration.
     (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the laws of the State of Texas without reference to conflicts of laws principles.
     (b) Negotiation. In the event of any Arbitrable Dispute, the Parties shall promptly seek to resolve any such Arbitrable Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitrable Dispute. When a Party believes there is an Arbitrable Dispute under this Agreement, that Party will give the other Party written notice of the Arbitrable Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. In the event the Arbitrable Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitrable Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitrable Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.
     (c) Failure to Resolve. If the Arbitrable Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 12.11(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 12.11(b) or otherwise refuses to participate under the provisions of Section 12.11(b), either Party may initiate binding arbitration pursuant to the provisions of Section 12.11(d) below.
     (d) Arbitration. Any Arbitrable Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:
(i)	If there is any inconsistency between this Section 12.11(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.11(d) will control the rights and obligations of the Parties.

(ii)	Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitrable Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within fifteen (15) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such fifteen (15) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the Southern District of Texas or such other person designated by such judge. The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such fifteen (15) day period, either Party may request the Chief U.S. District Court Judge for the Southern District of Texas or such other person designated by such judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(iii)	The hearing will be conducted in Houston, Texas, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(iv)	Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

(v)	The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential (including any Loss of crude oil throughput on the Pipeline Systems), special or incidental damages.

(vi)	The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. Southern District Court of Texas, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(vii)	Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(viii)	The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(ix)	The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitrable Dispute as provided in Section 12.11(b) above until such time as the Arbitrable Dispute has been resolved pursuant to Section 12.11(b), or an arbitration award has been entered pursuant to this Section 12.11(d).
     (e) Recovery of Costs and Attorneys’ Fees. In the event arbitration arising out of this Agreement is initiated by either Party, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party all court costs, fees and expenses of such arbitration, including reasonable attorneys’ fees that are specifically included in the arbitration award.
     (f) Choice of Forum. If, despite the Parties’ agreement to submit any Arbitrable Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in the federal or state courts situated in the City of Austin, County of Travis, State of Texas.
     (g) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

     (h) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 12.11, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.
     12.12 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
Buyer:
Sunoco Logistics Partners L.P.
1735 Market Street
Suite LL
Philadelphia, PA 19103-7583
Attention: General Counsel
Telephone: (215) 977-3250
Facsimile: (215) 246-8113
Seller:
Alon Energy USA, Inc
7616 LBJ Freeway, Suite 300
Dallas, TX 75251-1100
Attention: General Counsel
Telephone: (972) 367-3702
Facsimile: (972) 367-3724
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 12.12. Notice by mail shall be deemed to have been given and received on the third calendar day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     12.13 Press Releases. Except as may otherwise be required by securities laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld. Each Party shall have the right to advance review and approval, which shall not unreasonably be withheld, of any press releases or other publicity to be issued by the other Party. Buyer and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.
     12.14 Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party waives and disclaims any right of offset or setoff under all applicable Legal Requirement or common law.
     12.15 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article XI shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.
     12.16 Transfer of Records. Promptly as practicable following the Closing Date, Seller will transfer to Buyer or Buyer’s Affiliates original files, including computer disks or other electronic media reflecting any books or records, relating to the Assets, including the Records. If any contracts or agreements are only being partially assigned, Seller will retain the original files and transfer to Buyer copies of those portions of the files that are applicable to this sale. Buyer grants to Seller during regular business hours for a period of five (5) years following the Effective Time reasonable access to the files and materials transferred to Buyer. Seller may during that period at its expense make such copies thereof as it may reasonably request. Seller’s access to any materials relating to the period following the Effective Time may be conditioned upon its execution of a reasonable confidentiality obligation in favor of Buyer. To the extent that Seller maintains files and materials relating to the Assets, Seller grants to Buyer during regular business hours for a period of five (5) years following the Effective Time reasonable access to such files and materials retained by Seller. Buyer may during that period at its expense make such copies thereof as it may reasonably request. Buyer’s access to any materials relating to the period following the Effective Time may be conditioned upon its execution of a reasonable confidentiality obligation in favor of Seller.
     12.17 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.
[signature page follows]

          IN WITNESS WHEREOF, the Parties have set their hands by their duly authorized officials as of the date set forth above.

ALON PETROLEUM PIPE LINE, LP,
by its general partner, APPL GP, LLC

By:	/s/ David Wiessman

Name: David Wiessman
Title: Chairman

By:	/s/ Jeff D. Morris

Name: Jeff D. Morris
Title: President and CEO

SUNOCO PIPELINE L.P., by its general partner,
Sunoco Logistics Partners Operations GP LLC

By:	/s/ Deborah M. Fretz

Name: Deborah M. Fretz
Title: President and Chief Executive Officer